EXHIBIT 99.1

Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	Linda Salo, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-922-0894
Web: http://www.gulfresourcesinc.cn	Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

Gulf Resources Uploads Corporate Video to its Corporate Website

SHANDONG, China, October 19, 2011 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq: GURE - News) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company is in the process of uploading the bilingual corporate videos to its corporate website  at http://www.gulfresourcesinc.cn.

The corporate videos will be uploaded to the Company’s corporate website in three days and introduce the strategic location of the Company’s headquarters and showcase the facilities and equipment of GURE’s bromine, crude salt, and chemical production.

“We hope the investors will gain a deeper understanding of Gulf Resources’ operations and Shouguang City through the corporate videos on our website,” said Mr. Xiaobin Liu, the Company’s Chief Executive Officer. “We value our shareholders and will continue to provide timely business updates.  We strive to maintain transparent and effective communication with our shareholders and investors.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http:// www.gulfresourcesinc.cn/.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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